Exhibit 99.REPT

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
of Mutual of America Institutional Funds, Inc.:

We have audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the financial statements of Mutual of America Institutional Funds, Inc. (comprised of: All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Aggressive Equity Fund, Bond Fund and Money Market Fund (the “Funds”)) as of December 31, 2006, and for the year then ended and have issued our unqualified report thereon dated February 28, 2007 (which report and financial statements are included in Item 1 of this Certified Shareholder Report on Form N-CSR). Our audit included an audit of the Funds’ portfolios of investments in securities (the “Schedules”) as of December 31, 2006 appearing in Item 6 of this Form N-CSR. These Schedules are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these Schedules based on our audits.

In our opinion, the Schedules referred to above, when read in conjunction with the financial statements of the Funds referred to above, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

February 28, 2007